Exhibit 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We are the former independent registered accountant of Santa Fe Petroleum, Inc. We have read the Company’s Current Report on Form 8-K dated July 13, 2012, and are in agreement with the contents in regard to our firm. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

July 13, 2012